EXHIBIT 16.1

HARRIS & GILLESPIE CPA’S, PLLC

CERTIFIED PUBLIC ACCOUNTANT’S

3901 STONE WAY N., SUITE 202

SEATTLE, WA 98103

206.547.6050

June 15, 2015

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: GEO TRAQ INC.

Dear Sirs/Madams:

The undersigned Harris & Gillespie CPA’s, PLLC previously acted as independent accountants to audit the financial statements of Geo Traq Inc. We are no longer acting as independent accountants to the Company.

This letter will confirm that we have read Item 5 included in the Form 10-Q dated June 15, 2015 of Geo Traq Inc.to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 10-Q.

Very truly,

/S/ HARRIS & GILLESPIE CPA’S, PLLC